May 30, 1996


Mr. Robert S. Mednick
5711 Hoback Glen Road
Hidden Hills, California  91301

Dear Mr. Mednick:

          We are writing to confirm our understanding regarding your employment by Lillian Vernon Corporation (the "Company").

          1. You will be employed as the Vice President - Chief Financial Officer of the Company for a term of one (1) year commencing no later than July 1, 1996 ("Initial Term"). After expiration of the Initial Term, your employment will continue at will, subject to your rights herein with respect to termination without "cause". In the event that you are terminated without "cause", as that term is herein defined, at any time whether or not during the Initial Term, you will be entitled to receive an amount equal to the pro rata amount of your base salary to the later of eighteen (18) months from the commencement of your employment or six (6) months after termination of your employment. You shall have no obligation to mitigate damages. You will have the customary duties and authority of a Chief Financial Officer of a public company. You will report directly to the Company's President and Chief Operating Officer, Howard Goldberg. You will also report, on a "dotted-line" basis to the Company's Chief Executive Officer, Lillian Vernon. All of the Company's finance, cash management, internal audit and accounting personnel, including, among others, the Company's controller, shall report to you.

          2. Your annual salary will be Two Hundred Twenty-Five Thousand ($225,000) Dollars. In addition to your base salary, you shall be entitled to receive an annual bonus of up forty (40%)






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Mr. Robert Mednick
May 30, 1996
Page 2


percent of your base annual compensation as determined by the Compensation Committee of the Board of Directors of the Company, in their sole discretion, pursuant to the terms and conditions of the Company's Executive Bonus Plan.

          3. The Company shall grant to you, on the date of the commencement of your employment, non-qualified stock options for twenty-five thousand (25,000) shares of common stock which will vest and become exercisable over a three-year period - one-third (1/3) on each annual anniversary date of your employment. The exercise price shall be the closing price of the stock on the American Stock Exchange on the date of the commencement of your employment. The Company shall also grant to you five thousand (5,000) shares of Restricted Stock at par value, which will vest on the first anniversary date of your employment with the Company. The above grants shall be made pursuant to the Company's Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan, as amended (the "Plan"). You shall be eligible to receive further grants of options and restricted stock under the Plan, as appropriate for your position, as determined by the Compensation Committee. In the event that you are terminated at any time (whether or not during the Initial Term) without "cause", all stock options which you hold will vest in full and become immediately exercisable and all restricted stock which you hold will immediately vest. In the event of a change of control (whether or not during the Initial Term), as that term is herein defined, all stock options which you hold will vest in full and become immediately exercisable and all restricted stock which you hold will immediately vest. For purposes hereof, a Change in Control shall be deemed to have occurred (i) if there has occurred a "change in control", as the term "control" is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended at the date hereof (the "Act"), (ii) when any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Act) becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent or more of the Company's then outstanding securities having the right to vote on the election of directors, (iii) when individuals who are members of the Company's Board of Directors at any one time shall immediately thereafter cease to constitute a majority of the Board of Directors or (iv) when a majority of the directors elected at an annual or special meeting of stockholders are not individuals nominated by the Company's incumbent Board of Directors.

          4. The Company will reimburse you for a leased automobile for business and personal use in an amount not to exceed $5,000 per year. You will also be provided with a gas credit card and will be reimbursed for maintenance and repairs on






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Mr. Robert Mednick
May 30, 1996
Page 3


this car. You will also be provided with appropriate automobile insurance. If you are in an accident during personal use, you will be responsible for the insurance deductible. You will receive a supplemental Form W-2 at the end of the year for personal use of said automobile as required by applicable Internal Revenue Service regulations.

          5. During the employment period, you shall be furnished with such benefits (including but not limited to any health, disability and life insurance benefits and profit sharing plans and the like) as are made available to other senior executives of the Company subject, however, to such eligibility requirements, restrictions and limitations as may be generally provided with regard to any such benefits and plans and subject always to the Company's right to amend or terminate such benefits or plans for its employees generally or its senior executives.

          6. The Company will pay you directly or reimburse you for all one-time expenses, not to exceed Twelve Thousand ($12,000) Dollars in the aggregate, that you incur as a result of the relocation of you and your household goods from California to the New York area.

          7. The Company shall be entitled, in accordance with the procedures set forth below, to terminate this Agreement and to discharge you for "cause" without further obligation or liability on the part of the Company under the terms of this Agreement or otherwise relating to your employment except for accrued compensation and benefits. The term "cause" shall be limited to the following grounds:

                (i) You shall fail to remedy any intentional material breach of your obligations to the Company, under this Agreement, within fifteen (15) business days after you have received written notice from the Company specifying such breach in reasonable detail, or if such breach cannot be reasonably remedied within fifteen (15) business day period, you shall have commenced diligent efforts to remedy such breach within such fifteen (15) business day period and shall have remedied such breach within sixty (60) days after you have received written notice as aforesaid;

               (ii) You shall intentionally materially breach any such obligation on a second occasion after you have received written notice of such breach as provided in (i) above;

              (iii) Conviction of a felony crime;

               (iv) The crime of theft or intentional






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Mr. Robert Mednick
May 30, 1996
Page 4


misappropriation of the Company's property;

                (v) Intentionally making a material false written statement to the Company's Board of Directors regarding the affairs of the Company; and

               (vi) You shall become disabled.

          For purposes of this Agreement, "disability" shall mean an illness, disability or other incapacity (whether physical or mental) which has prevented you from performing your regular duties on a full-time basis for ninety five (95) consecutive days, or ninety five (95) days in any consecutive twelve (12) month period. In the event you dispute that you are disabled and provide to the Company a written opinion of a licensed physician of the State of New York to that effect, then you agree to submit to a physical examination by a licensed physician of the State of New York chosen by the Company (the "Company's Physician"). If the Company's Physician issues a written opinion to the effect that you are disabled, then such dispute shall be submitted to a third physician chosen jointly by you and the Company (the "Neutral Physician"). If you and the Company cannot agree on the Neutral Physician within ten (10) days after the issuance of the Company's Physician's opinion, then either party may apply to the American Arbitration Association for the appointment of the Neutral Physician. The determination of the Neutral Physician shall be final and binding upon the parties hereto.

          8. You hereby recognize as the exclusive property of and assign, transfer and convey to the Company, its successors and assigns, without further consideration, all of your right, title and interest in each and every idea, invention, discovery or improvement (whether or not patentable or copyrightable) relating to any subject matter with which your work for the Company is concerned and which is made, conceived or developed by you, either solely or jointly with others, during the period of your employment with the Company or with the use of the Company's personnel, material or facilities ("Ideas", "Systems" and/or "Inventions").

          You agree without charge to the Company, but at its expense, to execute, acknowledge and deliver all such papers, including applications for patents or copyrights, as may be necessary to obtain patents or convey rights for Ideas, Systems or Inventions in any and all countries and to vest title thereto in the Company, its successors or assigns or otherwise vest in the Company full and complete ownership of any such Inventions, copyrights or other protections for intellectual property.







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Mr. Robert Mednick
May 30, 1996
Page 5


          You acknowledge that the Company's trade secrets and know-how form a valuable part of its assets. These trade secrets include, but are not limited to the following:

               Acquisition and Development Plans
               Marketing Plans
               Sources of Supply
               Methods of Operations
               Processes, Methods and Specifications
               Machine and Apparatus Design
               Customer Lists
               Credit Information
               Prices
               Scheduling
               Inventory Information
               Mailing Lists
               Billing Information
               Information Systems
               Computer Programs.

          You agree that you will not disclose any information relating to these or any other trade secrets of the Company during or subsequent to your employment for a period of three (3) years and indefinitely for processes, methods and systems identified to you as confidential in writing within ninety
(90) days after the termination of your employment with the Company except as authorized in writing by the Company, and you further agree that upon termination of your employment by the Company, you shall return all Company files, letters and data which may be in your possession. Information will be deemed not confidential if it is in the public domain or contained in any filing made with the United States Securities and Exchange Commission.

          9. You shall be included in the coverage provided by the Company's Directors and Officers Liability Policy. The Company shall provide you with its standard indemnification agreement promptly upon the commencement of your employment.

          10. You represent and warrant that you are not contractually bound to perform services for any person or entity and that you are not restricted from performing your obligations hereunder by reason of a restrictive covenant agreement or otherwise.

          11. This Agreement contains our entire understanding, shall be interpreted and governed under the laws of the State of New York without regard to its conflict of laws rules and may not be amended except by a further writing between the parties hereto.






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Mr. Robert Mednick
May 30, 1996
Page 6



          Please acknowledge your Agreement with the foregoing by countersigning below and returning the enclosed copy of this letter.

                                       Very truly yours,

                                       LILLIAN VERNON CORPORATION

                                       By:
                                          -----------------------------
                                                 LILLIAN VERNON

ACCEPTED AND AGREED:
                                       By:
                                          -----------------------------
                                                HOWARD GOLDBERG
- --------------------------
ROBERT S. MEDNICK







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                                 May 31, 1996



Mr. Howard Goldberg
President & COO
Lillian Vernon Corp.
543 Main Street
New Rochelle, New York 10801

It is my understanding that the agreement dated May 30, 1996 between myself and Lillian Vernon Corp. (the "Company") shall not become effective until I notify the Company of the date of commencement of my employment. Such date shall not be later than July 1, 1996.

Very truly yours,


Robert S. Mednick






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                               Robert S. Mednick
                             5711 Hoback Glen Road
                            Hidden Hills, CA. 91302



June 13, 1996

Mr. Howard Goldberg:

This letter serves to notify you that I will be beginning my employment at Lillian Vernon Corporation on June 27, 1996.

I am looking forward to working with you.

Sincerely,



Robert S. Mednick